Exhibit 99.1

Contact:              Robert M. Gorman - (804) 523-7828

Executive Vice President / Chief Financial Officer

ATLANTIC UNION BANKSHARES REPORTS FIRST QUARTER FINANCIAL RESULTS

Richmond, Va., April 24, 2025 – Atlantic Union Bankshares Corporation (the “Company” or “Atlantic Union”) (NYSE: AUB) reported net income available to common shareholders of $46.9 million and basic and diluted earnings per common share of $0.53 and $0.52, respectively, for the first quarter of 2025 and adjusted operating earnings available to common shareholders(1) of $51.6 million and adjusted diluted operating earnings per common share(1) of $0.57 for the first quarter of 2025.

Merger with Sandy Spring Bancorp, Inc. (“Sandy Spring”) and Full Physical Settlement of the Forward Sale Agreements

On April 1, 2025, the Company completed its merger with Sandy Spring. Under the terms of the merger agreement, at the effective time of the merger, each outstanding share of Sandy Spring common stock, other than shares of restricted Sandy Spring common stock and shares of Sandy Spring common stock held by the Company or Sandy Spring, was converted into the right to receive 0.900 shares of the Company’s common stock, with cash to be paid in lieu of fractional shares. With the acquisition of Sandy Spring, the Company acquired 53 branches, strengthening the Company’s presence in Virginia and Maryland and creating the largest regional banking franchise headquartered in the lower Mid-Atlantic.

Also on April 1, 2025, the Company physically settled in full the previously disclosed forward sale agreements between the Company and Morgan Stanley & Co. LLC, as forward purchaser, by delivering 11,338,028 shares of the Company’s common stock to the forward purchaser. The Company received net proceeds from such sale of shares of the Company’s common stock and full physical settlement of the forward sale agreements, before expenses, of approximately $385.0 million.

During the first quarter of 2025, the Company incurred merger-related costs of approximately $4.9 million related to the merger with Sandy Spring. Because the merger closed on April 1, 2025, the historical consolidated financial results of Sandy Spring are not included in the Company’s financial results for the quarter ended March 31, 2025.

“It was an eventful first quarter for Atlantic Union,” said John C. Asbury, president and chief executive officer of Atlantic Union. “We were pleased to close our acquisition of Sandy Spring on April 1st, a full quarter ahead of our original expectations due to our receipt of required regulatory approvals earlier than anticipated. The earlier close is expected to accelerate the achievement of our anticipated cost savings from the transaction.

It was also a good start to the year as we experienced net interest margin expansion and average loan and customer deposit balance growth for the quarter. Asset quality also remained solid with negligible net charge offs. Over the quarter, however, the economic outlook became more uncertain, financial markets became more volatile, and governmental policies changed abruptly. Consequently, we took proactive steps to fortify our loan loss reserves in recognition of the increased uncertainty surrounding the macroeconomic environment.

Atlantic Union is a story of transformation from a Virginia community bank to the largest regional bank headquartered in the lower Mid-Atlantic with operations throughout Virginia, Maryland and a growing presence in North Carolina. Operating under the mantra of soundness, profitability, and growth – in that order of priority – Atlantic Union remains committed to generating sustainable, profitable growth, and building long-term value for our shareholders.”

NET INTEREST INCOME

For the first quarter of 2025, net interest income was $184.2 million, an increase of $916,000 from $183.2 million in the fourth quarter of 2024. Net interest income - fully taxable equivalent (“FTE”)(1) was $187.9 million in the first quarter of 2025, an increase of $882,000 from $187.0 million in the fourth quarter of 2024. The increases from the prior quarter in both net interest income and net interest income (FTE)(1) are due primarily to the impact of lower deposit costs, driven by the decrease in the federal funds rate, reflecting the full quarter impact of the Federal Reserve lowering rates three times between September and December in 2024, resulting in the current federal funds target rate range of 4.25% to 4.5%. The increases were partially offset by a decrease in interest income on loans held for investment (“LHFI”) due to lower loan yields, primarily driven by the impact of the interest rate cuts on our variable rate loans, as well as the lower day count in the first quarter.

For the first quarter of 2025, both the Company’s net interest margin and the net interest margin (FTE)(1) increased 12 basis points to 3.38% and 3.45%, respectively, compared to the fourth quarter of 2024, due to lower cost of funds on interest bearing liabilities, partially offset by a decline in earning assets yields. Cost of funds decreased by 18 basis points to 2.23% for the first quarter of 2025, compared to the fourth quarter of 2024, reflecting lower borrowing and deposit costs. Earning asset yields for the first quarter of 2025 decreased 6 basis points to 5.68%, compared to the fourth quarter of 2024, primarily due to lower yields on loans, as a result of the decreases in the Federal Fund rates.

The Company’s net interest margin (FTE)(1) includes the impact of acquisition accounting fair value adjustments. Net accretion income related to acquisition accounting was $12.6 million for the quarters ended March 31, 2025 and December 31, 2024. The impact of accretion and amortization for the periods presented are reflected in the following table (dollars in thousands):

	Loan	Deposit	Borrowings
	Accretion	Amortization	Amortization	Total
For the quarter ended December 31, 2024	$13,668	$(775)	$(288)	$12,605
For the quarter ended March 31, 2025	13,286	(415)	(287)	12,584

ASSET QUALITY

Overview

At March 31, 2025, nonperforming assets (“NPAs”) as a percentage of total LHFI was 0.38%, an increase of 6 basis points from the prior quarter and included nonaccrual loans of $69.0 million. The increase in NPAs was primarily due to one new nonaccrual loan within the commercial and industrial portfolio of $9.4 million. Accruing past due loans as a percentage of total LHFI totaled 27 basis points at March 31, 2025, a decrease of 4 basis points from December 31, 2024, and a decrease of 5 basis points from March 31, 2024. Net charge-offs were 0.05% of total average LHFI (annualized) for the first quarter of 2025, an increase of 2 basis points compared to December 31, 2024, and a decrease of 8 basis points from March 31, 2024. The allowance for credit losses (“ACL”) totaled $209.0 million at March 31, 2025, a $15.3 million increase from the prior quarter, primarily reflecting the impacts of the increased uncertainty in the economic outlook.

Nonperforming Assets

At March 31, 2025, NPAs totaled $69.4 million, compared to $58.4 million in the prior quarter. The following table shows a summary of NPA balances at the quarters ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
Nonaccrual loans	$69,015	$57,969	$36,847	$35,913	$36,389
Foreclosed properties	404	404	404	230	29
Total nonperforming assets	$69,419	$58,373	$37,251	$36,143	$36,418

The following table shows the activity in nonaccrual loans for the quarters ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
Beginning Balance	$57,969	$36,847	$35,913	$36,389	$36,860
Net customer payments	(898)	(11,491)	(2,219)	(6,293)	(1,583)
Additions	13,197	34,446	5,347	6,831	5,047
Charge-offs	(1,253)	(1,231)	(542)	(759)	(3,935)
Loans returning to accruing status	—	(602)	(1,478)	(54)	—
Transfers to foreclosed property	—	—	(174)	(201)	—
Ending Balance	$69,015	$57,969	$36,847	$35,913	$36,389

Past Due Loans

At March 31, 2025, past due loans still accruing interest totaled $50.0 million or 0.27% of total LHFI, compared to $57.7 million or 0.31% of total LHFI at December 31, 2024, and $50.7 million or 0.32% of total LHFI at March 31, 2024. The decrease in past due loan levels at March 31, 2025 from December 31, 2024 was primarily within the commercial and industrial, commercial real estate non-owner occupied, and residential 1-4 family – consumer portfolios. Of the total past due loans still accruing interest, $6.8 million or 0.04% of total LHFI were past due 90 days or more at March 31, 2025, compared to $14.1 million or 0.08% of total LHFI at December 31, 2024, and $11.4 million or 0.07% of total LHFI at March 31, 2024.

Allowance for Credit Losses

At March 31, 2025, the ACL was $209.0 million and included an allowance for loan and lease losses (“ALLL”) of $193.8 million and a reserve for unfunded commitments (“RUC”) of $15.2 million. The ACL at March 31, 2025 increased $15.3 million from December 31, 2024, primarily reflecting the impacts of the increased uncertainty in the economic outlook. The RUC at March 31, 2025 increased $208,000 from December 31, 2024.

The ACL as a percentage of total LHFI was 1.13% at March 31, 2025, compared to 1.05% at December 31, 2024. The ALLL as a percentage of total LHFI was 1.05% at March 31, 2025, compared to 0.97% at December 31, 2024.

Net Charge-offs

Net charge-offs were $2.3 million or 0.05% of total average LHFI on an annualized basis for the first quarter of 2025, compared to $1.4 million or 0.03% (annualized) for the fourth quarter of 2024, and $4.9 million or 0.13% (annualized) for the first quarter of 2024.

Provision for Credit Losses

For the first quarter of 2025, the Company recorded a provision for credit losses of $17.6 million, compared to $17.5 million in the prior quarter, and $8.2 million in the first quarter of 2024.

NONINTEREST INCOME

Noninterest income decreased $6.0 million to $29.2 million for the first quarter of 2025 from $35.2 million in the prior quarter, primarily driven by a $2.7 million decrease in loan-related interest rate swap fees due to seasonally lower transaction volumes, and a $2.5 million decrease in other operating income primarily due to a decline in equity method investment income and lower gains on the sale of lease equipment.

NONINTEREST EXPENSE

Noninterest expense increased $4.5 million to $134.2 million for the first quarter of 2025 from $129.7 million in the prior quarter, primarily driven by a $4.1 million increase in salaries and benefits expense due primarily to seasonal increases of $4.7 million in payroll taxes and 401(k) contribution expenses in the first quarter, a $1.3 million increase in other expenses primarily driven by OREO-related gains recognized in the prior quarter, a $1.0 million increase in franchise and other taxes, a $805,000 increase in technology and data processing expense primarily driven by expense related to an upgrade to the consumer online banking system in the first quarter, and a $616,000 increase in occupancy expenses primarily driven by seasonal winter weather-related expenses. These increases were partially offset by a $2.1 million decrease in merger-related costs and a $666,000 decrease in professional services fees.

INCOME TAXES

The Company’s effective tax rate for both quarters ended March 31, 2025 and December 31, 2024 was 19.0%.

BALANCE SHEET

At March 31, 2025, total assets were $24.6 billion, an increase of $47.3 million or approximately 0.8% (annualized) from December 31, 2024, and an increase of $3.3 billion or approximately 15.2% from March 31, 2024. Total assets were relatively consistent with the prior quarter, and increased from the prior year primarily due to the American National Bankshares Inc. (“American National”) acquisition.

At March 31, 2025, LHFI totaled $18.4 billion, a decrease of $42.9 million or 0.9% (annualized) from December 31, 2024, and an increase of $2.6 billion or 16.3% from March 31, 2024. Quarterly average LHFI totaled $18.4 billion at March 31, 2025, an increase of $61.1 million or 1.3% (annualized) from the prior quarter, and an increase of $2.7 billion or 17.1% from March 31, 2024. LHFI decreased from the prior quarter primarily due to declines in the construction and land development and commercial and industrial loan portfolios, partially offset by increases in the multifamily real estate and non-owner occupied commercial real estate loan portfolios. The increase from the prior year was primarily due to the American National acquisition.

At March 31, 2025, total investments were $3.4 billion, an increase of $56.2 million or 6.8% (annualized) from December 31, 2024, and an increase of $263.8 million or 8.4% from March 31, 2024. The increase compared to the prior quarter was primarily due to purchases of mortgage-backed securities and an increase in market value of the Company’s existing available-for-sale (“AFS”) securities portfolio. The increase compared to the prior year was primarily due to the American National acquisition. AFS securities totaled $2.5 billion at March 31, 2025, $2.4 billion at December 31, 2024, and $2.2 billion at March 31, 2024. Total net unrealized losses on the AFS securities portfolio were $382.0 million at March 31, 2025, compared to $402.6 million at December 31, 2024, and $410.9 million at March 31, 2024. Held to maturity securities are carried at cost and totaled $821.1 million at March 31, 2025, $803.9 million at December 31, 2024, and $828.9 million at March 31, 2024 and had net unrealized losses of $48.6 million at March 31, 2025, $44.5 million at December 31, 2024, and $37.6 million at March 31, 2024.

At March 31, 2025, total deposits were $20.5 billion, an increase of $105.3 million or 2.1% (annualized) from the prior quarter. Average deposits at March 31, 2025 decreased $291.4 million or 5.7% (annualized) from the prior quarter. Total deposits at March 31, 2025 increased $3.2 billion or 18.7% from March 31, 2024 and average deposits at March 31, 2025 increased $3.3 billion or 19.4% from March 31, 2024. The increase in deposit balances from the prior quarter was primarily due to an increase in demand deposits of $194.1 million, partially offset by a decrease in brokered deposits. The increase from the prior year was primarily due to the American National acquisition.

At March 31, 2025, total borrowings were $475.7 million, a decrease of $58.9 million from December 31, 2024, and a decrease of $582.0 million from March 31, 2024. At March 31, 2025 average borrowings were $525.9 million, a decrease of $17.2 million from December 31, 2024, and a decrease of $486.9 million from March 31, 2024. The decreases in average borrowings from the prior quarter and the prior year were primarily due to repayment of short-term Federal Home Loan Bank advances using funds from customer deposit growth.

The following table shows the Company’s capital ratios at the quarters ended:

	March 31,	December 31,	March 31,
	2025	2024	2024
Common equity Tier 1 capital ratio (2)	10.07%	9.96%	9.86%
Tier 1 capital ratio (2)	10.87%	10.76%	10.77%
Total capital ratio (2)	13.88%	13.61%	13.62%
Leverage ratio (Tier 1 capital to average assets) (2)	9.45%	9.29%	9.62%
Common equity to total assets	12.26%	12.11%	11.14%
Tangible common equity to tangible assets (1)	7.39%	7.21%	7.05%

(1) These are financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP financial measures, see the “Alternative Performance Measures (non-GAAP)” section of the Key Financial Results.

(2) All ratios at March 31, 2025 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.

During the first quarter of 2025, the Company declared and paid a quarterly dividend on the outstanding shares of Series A Preferred Stock of $171.88 per share (equivalent to $0.43 per outstanding depositary share), consistent with the fourth quarter of 2024 and the first quarter of 2024. During the first quarter of 2025, the Company also declared and paid cash dividends of $0.34 per common share, which is the same as the fourth quarter of 2024 and a $0.02, or an approximately 6.0%, increase from the dividend in the first quarter of 2024.

ABOUT ATLANTIC UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (NYSE: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has branches and ATMs located throughout Virginia and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

FIRST QUARTER 2025 EARNINGS RELEASE CONFERENCE CALL

The Company will hold a conference call and webcast for investors at 9:00 a.m. Eastern Time on Thursday, April 24, 2025, during which management will review our financial results for the first quarter 2025 and provide an update on our recent activities.

The listen-only webcast and the accompanying slides can be accessed at:

https://edge.media-server.com/mmc/p/3hko8gh5.

For analysts who wish to participate in the conference call, please register at the following URL:

https://register-conf.media-server.com/register/BI7cdca0ca853c407f8506fb4f9b4f3640. To participate in the conference call, you must use the link to receive an audio dial-in number and an Access PIN.

A replay of the webcast, and the accompanying slides, will be available on the Company’s website for 90 days at: https://investors.atlanticunionbank.com/.

NON-GAAP FINANCIAL MEASURES

In reporting the results as of and for the period ended March 31, 2025, we have provided supplemental performance measures determined by methods other than in accordance with GAAP. These non-GAAP financial measures are a supplement to GAAP, which we use to prepare our financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, our non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. We use the non-GAAP financial measures discussed herein in our analysis of our performance. Management believes that these non-GAAP financial measures provide additional understanding of ongoing operations, enhance the comparability of our results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of items or events that may obscure trends in our underlying performance. For a reconciliation of these measures to their most directly comparable GAAP measures and additional information about these non-GAAP financial measures, see “Alternative Performance Measures (non-GAAP)” in the tables within the section “Key Financial Results.”

FORWARD-LOOKING STATEMENTS

This press release and statements by our management may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include, without limitation, statements made in Mr. Asbury’s quotations, statements regarding the recently completed acquisition of Sandy Spring, including expectations with regard to the benefits of the Sandy Spring acquisition; statements regarding our business, financial and operating results, including our deposit base and funding; the impact of future economic conditions, anticipated changes in the interest rate environment and the related impacts on our net interest margin, changes in economic conditions; management’s beliefs regarding our liquidity, capital resources, asset quality, CRE loan portfolio and our customer relationships; and statements that include other projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such forward-looking statements are based on certain assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties, and other factors, some of which cannot be predicted or quantified, that may cause actual results, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “seek to,” “potential,” “continue,” “confidence,” or words of similar meaning or other statements concerning opinions or judgment of the Company and our management about future events. Although we believe that our expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of our existing knowledge of our business and operations, there can be no assurance that actual future results, performance, or achievements of, or trends affecting, us will not differ materially from any projected future results, performance, achievements or trends expressed or implied by such forward-looking statements. Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of or changes in:

●	market interest rates and their related impacts on macroeconomic conditions, customer and client behavior, our funding costs and our loan and securities portfolios;
●	economic conditions, including inflation and recessionary conditions and their related impacts on economic growth and customer and client behavior;
●	U.S. and global trade policies and tensions, including change in, or the imposition of, tariffs and/or trade barriers and the economic impacts, volatility and uncertainty resulting therefrom, and geopolitical instability;
●	volatility in the financial services sector, including failures or rumors of failures of other depository institutions, along with actions taken by governmental agencies to address such turmoil, and the effects on the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital;
●	legislative or regulatory changes and requirements, including as part of the regulatory reform agenda of the Trump administration, including changes in federal, state or local tax laws and changes impacting the rulemaking, supervision, examination and enforcement priorities of the federal banking agencies;
●	the sufficiency of liquidity and changes in our capital position;
●	general economic and financial market conditions, in the United States generally and particularly in the markets in which we operate and which our loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels, U.S. fiscal debt, budget, and tax matters, and slowdowns in economic growth;
●	the diversion of management’s attention from ongoing business operations and opportunities due to our recent acquisition of Sandy Spring;
●	the impact of purchase accounting with respect to the Sandy Spring acquisition, or any change in the assumptions used regarding the assets acquired and liabilities assumed to determine the fair value and credit marks;
●	the possibility that the anticipated benefits of our acquisition activity, including our acquisitions of Sandy Spring and American National, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the strength of the economy, competitive factors in the areas where we do business, or as a result of other unexpected factors or events, or with respect to our acquisition of Sandy Spring, as a result of the impact of, or problems arising from, the integration of the two companies;
●	the integration of the business and operations of Sandy Spring may take longer or be more costly than anticipated;
●	potential adverse reactions or changes to business or employee relationships, including those resulting from our acquisitions of Sandy Spring and American National;
●	monetary, fiscal and regulatory policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve;
●	the quality or composition of our loan or investment portfolios and changes in these portfolios;
●	demand for loan products and financial services in our market areas;
●	our ability to manage our growth or implement our growth strategy;

●	the effectiveness of expense reduction plans;
●	the introduction of new lines of business or new products and services;
●	our ability to identify, recruit and retain key employees;
●	real estate values in our lending area;
●	changes in accounting principles, standards, rules, and interpretations, and the related impact on our financial statements;
●	an insufficient ACL or volatility in the ACL resulting from the CECL methodology, either alone or as that may be affected by changing economic conditions, credit concentrations, inflation, changing interest rates, or other factors;
●	concentrations of loans secured by real estate, particularly CRE;
●	the effectiveness of our credit processes and management of our credit risk;
●	our ability to compete in the market for financial services and increased competition from fintech companies;
●	technological risks and developments, and cyber threats, attacks, or events;
●	operational, technological, cultural, regulatory, legal, credit, and other risks associated with the exploration, consummation and integration of potential future acquisitions, whether involving stock or cash consideration;
●	the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts or public health events (such as pandemics), and of governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of our borrowers to satisfy their obligations to us, on the value of collateral securing loans, on the demand for our loans or our other products and services, on supply chains and methods used to distribute products and services, on incidents of cyberattack and fraud, on our liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of our business operations and on financial markets and economic growth;
●	performance by our counterparties or vendors;
●	deposit flows;
●	the availability of financing and the terms thereof;
●	the level of prepayments on loans and mortgage-backed securities;
●	actual or potential claims, damages, and fines related to litigation or government actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
●	any event or development that would cause us to conclude that there was an impairment of any asset, including intangible assets, such as goodwill; and
●	other factors, many of which are beyond our control.

Please also refer to such other factors as discussed throughout Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2024, and related disclosures in other filings, which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. All risk factors and uncertainties described herein and therein should be considered in evaluating forward-looking statements, and all the forward-looking statements are expressly qualified by the cautionary statements contained or referred to herein and therein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or our businesses or operations. Readers are cautioned not to rely too heavily on forward-looking statements. Forward-looking statements speak only as of the date they are made. We do not intend or assume any obligation to update, revise or clarify any forward-looking statements that may be made from time to time by or on behalf of the Company, whether as a result of new information, future events or otherwise, except as required by law.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS (UNAUDITED)

(Dollars in thousands, except share data)

	As of & For Three Months Ended
	3/31/25	12/31/24	3/31/24
Results of Operations
Interest and dividend income	$305,836	$319,204	$262,915
Interest expense	121,672	135,956	115,090
Net interest income	184,164	183,248	147,825
Provision for credit losses	17,638	17,496	8,239
Net interest income after provision for credit losses	166,526	165,752	139,586
Noninterest income	29,163	35,227	25,552
Noninterest expenses	134,184	129,675	105,273
Income before income taxes	61,505	71,304	59,865
Income tax expense	11,687	13,519	10,096
Net income	49,818	57,785	49,769
Dividends on preferred stock	2,967	2,967	2,967
Net income available to common shareholders	$46,851	$54,818	$46,802

Interest earned on earning assets (FTE) (1)	$309,593	$322,995	$266,636
Net interest income (FTE) (1)	187,921	187,039	151,546
Total revenue (FTE) (1)	217,084	222,266	177,098
Pre-tax pre-provision adjusted operating earnings (7)	84,185	95,796	70,815

Key Ratios
Earnings per common share, diluted	$0.52	$0.60	$0.62
Return on average assets (ROA)	0.82%	0.92%	0.94%
Return on average equity (ROE)	6.35%	7.23%	7.79%
Return on average tangible common equity (ROTCE) (2) (3)	12.04%	13.77%	13.32%
Efficiency ratio	62.90%	59.35%	60.72%
Efficiency ratio (FTE) (1)	61.81%	58.34%	59.44%
Net interest margin	3.38%	3.26%	3.11%
Net interest margin (FTE) (1)	3.45%	3.33%	3.19%
Yields on earning assets (FTE) (1)	5.68%	5.74%	5.62%
Cost of interest-bearing liabilities	2.97%	3.20%	3.23%
Cost of deposits	2.29%	2.48%	2.39%
Cost of funds	2.23%	2.41%	2.43%

Operating Measures (4)
Adjusted operating earnings	$54,542	$64,364	$51,994
Adjusted operating earnings available to common shareholders	51,575	61,397	49,027
Adjusted operating earnings per common share, diluted	$0.57	$0.67	$0.65
Adjusted operating ROA	0.90%	1.03%	0.99%
Adjusted operating ROE	6.95%	8.06%	8.14%
Adjusted operating ROTCE (2) (3)	13.15%	15.30%	13.93%
Adjusted operating efficiency ratio (FTE) (1)(6)	57.02%	52.67%	56.84%

Per Share Data
Earnings per common share, basic	$0.53	$0.61	$0.62
Earnings per common share, diluted	0.52	0.60	0.62
Cash dividends paid per common share	0.34	0.34	0.32
Market value per share	31.14	37.88	35.31
Book value per common share(8)	33.79	33.40	31.88
Tangible book value per common share (2)(8)	19.32	18.83	19.27
Price to earnings ratio, diluted	14.76	15.90	13.99
Price to book value per common share ratio (8)	0.92	1.13	1.11
Price to tangible book value per common share ratio (2)(8)	1.61	2.01	1.83
Unvested shares of restricted stock awards(8)	806,420	658,001	645,540
Weighted average common shares outstanding, basic	89,222,296	89,774,079	75,197,113
Weighted average common shares outstanding, diluted	90,072,795	91,533,273	75,197,376
Common shares outstanding at end of period	89,340,541	89,770,231	75,381,740

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS (UNAUDITED)

(Dollars in thousands, except share data)

	As of & For Three Months Ended
	3/31/25	12/31/24	3/31/24
Capital Ratios
Common equity Tier 1 capital ratio (5)	10.07%	9.96%	9.86%
Tier 1 capital ratio (5)	10.87%	10.76%	10.77%
Total capital ratio (5)	13.88%	13.61%	13.62%
Leverage ratio (Tier 1 capital to average assets) (5)	9.45%	9.29%	9.62%
Common equity to total assets	12.26%	12.11%	11.14%
Tangible common equity to tangible assets (2)	7.39%	7.21%	7.05%

Financial Condition
Assets	$24,632,611	$24,585,323	$21,378,120
LHFI (net of deferred fees and costs)	18,427,689	18,470,621	15,851,628
Securities	3,405,206	3,348,971	3,141,416
Earning Assets	22,085,559	21,989,690	19,236,100
Goodwill	1,214,053	1,214,053	925,211
Amortizable intangibles, net	79,165	84,563	17,288
Deposits	20,502,874	20,397,619	17,278,435
Borrowings	475,685	534,578	1,057,724
Stockholders' equity	3,185,216	3,142,879	2,548,928
Tangible common equity (2)	1,725,641	1,677,906	1,440,072

Loans held for investment, net of deferred fees and costs
Construction and land development	$1,305,969	$1,731,108	$1,246,251
Commercial real estate - owner occupied	2,363,509	2,370,119	1,981,613
Commercial real estate - non-owner occupied	5,072,694	4,935,590	4,225,018
Multifamily real estate	1,531,547	1,240,209	1,074,957
Commercial & Industrial	3,819,415	3,864,695	3,561,971
Residential 1-4 Family - Commercial	738,388	719,425	515,667
Residential 1-4 Family - Consumer	1,286,526	1,293,817	1,081,094
Residential 1-4 Family - Revolving	778,527	756,944	616,951
Auto	279,517	316,368	440,118
Consumer	101,334	104,882	113,414
Other Commercial	1,150,263	1,137,464	994,574
Total LHFI	$18,427,689	$18,470,621	$15,851,628

Deposits
Interest checking accounts	$5,336,264	$5,494,550	$4,753,485
Money market accounts	4,602,260	4,291,097	4,104,282
Savings accounts	1,033,315	1,025,896	895,213
Customer time deposits of $250,000 and over	1,141,311	1,202,657	721,155
Other customer time deposits	2,810,070	2,888,476	2,293,800
Time deposits	3,951,381	4,091,133	3,014,955
Total interest-bearing customer deposits	14,923,220	14,902,676	12,767,935
Brokered deposits	1,108,481	1,217,895	665,309
Total interest-bearing deposits	$16,031,701	$16,120,571	$13,433,244
Demand deposits	4,471,173	4,277,048	3,845,191
Total deposits	$20,502,874	$20,397,619	$17,278,435

Averages
Assets	$24,678,974	$24,971,836	$21,222,756
LHFI (net of deferred fees and costs)	18,428,710	18,367,657	15,732,599
Loans held for sale	8,172	12,606	9,142
Securities	3,387,627	3,442,340	3,153,556
Earning assets	22,108,618	22,373,970	19,089,393
Deposits	20,466,081	20,757,521	17,147,181
Time deposits	4,715,648	4,862,446	3,459,138
Interest-bearing deposits	16,062,478	16,343,745	13,311,837
Borrowings	525,889	543,061	1,012,797
Interest-bearing liabilities	16,588,367	16,886,806	14,324,634
Stockholders' equity	3,183,846	3,177,934	2,568,243
Tangible common equity (2)	1,721,647	1,711,580	1,458,478

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS (UNAUDITED)

(Dollars in thousands, except share data)

	As of & For Three Months Ended
	3/31/25	12/31/24	3/31/24
Asset Quality
Allowance for Credit Losses (ACL)
Beginning balance, Allowance for loan and lease losses (ALLL)	$178,644	$160,685	$132,182
Add: Recoveries	607	2,816	977
Less: Charge-offs	2,885	4,255	5,894
Add: Provision for loan losses	17,430	19,398	8,925
Ending balance, ALLL	$193,796	$178,644	$136,190

Beginning balance, Reserve for unfunded commitment (RUC)	$15,041	$16,943	$16,269
Add: Provision for unfunded commitments	208	(1,902)	(687)
Ending balance, RUC	$15,249	$15,041	$15,582
Total ACL	$209,045	$193,685	$151,772

ACL / total LHFI	1.13%	1.05%	0.96%
ALLL / total LHFI	1.05%	0.97%	0.86%
Net charge-offs / total average LHFI (annualized)	0.05%	0.03%	0.13%
Provision for loan losses/ total average LHFI (annualized)	0.38%	0.42%	0.23%

Nonperforming Assets
Construction and land development	$2,794	$1,313	$342
Commercial real estate - owner occupied	2,932	2,915	2,888
Commercial real estate - non-owner occupied	1,159	1,167	10,335
Multifamily real estate	124	132	—
Commercial & Industrial	43,106	33,702	6,480
Residential 1-4 Family - Commercial	1,610	1,510	1,790
Residential 1-4 Family - Consumer	12,942	12,725	10,990
Residential 1-4 Family - Revolving	3,593	3,826	3,135
Auto	641	659	429
Consumer	16	20	—
Other Commercial	98	—	—
Nonaccrual loans	$69,015	$57,969	$36,389
Foreclosed property	404	404	29
Total nonperforming assets (NPAs)	$69,419	$58,373	$36,418
Construction and land development	$—	$120	$171
Commercial real estate - owner occupied	714	1,592	3,634
Commercial real estate - non-owner occupied	—	6,874	1,197
Multifamily real estate	—	—	144
Commercial & Industrial	1,075	955	1,860
Residential 1-4 Family - Commercial	1,091	949	1,030
Residential 1-4 Family - Consumer	1,193	1,307	1,641
Residential 1-4 Family - Revolving	2,397	1,710	1,343
Auto	196	284	284
Consumer	94	44	141
Other Commercial	22	308	—
LHFI ≥ 90 days and still accruing	$6,782	$14,143	$11,445
Total NPAs and LHFI ≥ 90 days	$76,201	$72,516	$47,863
NPAs / total LHFI	0.38%	0.32%	0.23%
NPAs / total assets	0.28%	0.24%	0.17%
ALLL / nonaccrual loans	280.80%	308.17%	374.26%
ALLL/ nonperforming assets	279.17%	306.04%	373.96%

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS (UNAUDITED)

(Dollars in thousands, except share data)

	As of & For Three Months Ended
	3/31/25	12/31/24	3/31/24
Past Due Detail
Construction and land development	$458	$38	$2,163
Commercial real estate - owner occupied	1,455	2,080	3,663
Commercial real estate - non-owner occupied	3,760	1,381	2,271
Multifamily real estate	1,353	1,366	—
Commercial & Industrial	4,192	9,405	5,540
Residential 1-4 Family - Commercial	1,029	697	1,407
Residential 1-4 Family - Consumer	11,005	5,928	6,070
Residential 1-4 Family - Revolving	2,533	1,824	1,920
Auto	3,662	3,615	3,192
Consumer	479	804	418
Other Commercial	6,875	2,167	8,187
LHFI 30-59 days past due	$36,801	$29,305	$34,831
Construction and land development	$35	$—	$1,097
Commercial real estate - owner occupied	971	1,074	—
Commercial real estate - non-owner occupied	—	—	558
Multifamily real estate	981	—	—
Commercial & Industrial	838	69	348
Residential 1-4 Family - Commercial	19	665	98
Residential 1-4 Family - Consumer	348	7,390	204
Residential 1-4 Family - Revolving	1,137	2,110	1,477
Auto	539	456	330
Consumer	384	486	197
Other Commercial	1,123	2,029	102
LHFI 60-89 days past due	$6,375	$14,279	$4,411

Past Due and still accruing	$49,958	$57,727	$50,687
Past Due and still accruing / total LHFI	0.27%	0.31%	0.32%

Alternative Performance Measures (non-GAAP)
Net interest income (FTE) (1)
Net interest income (GAAP)	$184,164	$183,248	$147,825
FTE adjustment	3,757	3,791	3,721
Net interest income (FTE) (non-GAAP)	$187,921	$187,039	$151,546
Noninterest income (GAAP)	29,163	35,227	25,552
Total revenue (FTE) (non-GAAP)	$217,084	$222,266	$177,098

Average earning assets	$22,101,074	$22,373,970	$19,089,393
Net interest margin	3.38%	3.26%	3.11%
Net interest margin (FTE)	3.45%	3.33%	3.19%

Tangible Assets (2)
Ending assets (GAAP)	$24,632,611	$24,585,323	$21,378,120
Less: Ending goodwill	1,214,053	1,214,053	925,211
Less: Ending amortizable intangibles	79,165	84,563	17,288
Ending tangible assets (non-GAAP)	$23,339,393	$23,286,707	$20,435,621

Tangible Common Equity (2)
Ending equity (GAAP)	$3,185,216	$3,142,879	$2,548,928
Less: Ending goodwill	1,214,053	1,214,053	925,211
Less: Ending amortizable intangibles	79,165	84,563	17,288
Less: Perpetual preferred stock	166,357	166,357	166,357
Ending tangible common equity (non-GAAP)	$1,725,641	$1,677,906	$1,440,072

Average equity (GAAP)	$3,183,846	$3,177,934	$2,568,243
Less: Average goodwill	1,214,053	1,212,724	925,211
Less: Average amortizable intangibles	81,790	87,274	18,198
Less: Average perpetual preferred stock	166,356	166,356	166,356
Average tangible common equity (non-GAAP)	$1,721,647	$1,711,580	$1,458,478

ROTCE (2)(3)
Net income available to common shareholders (GAAP)	$46,851	$54,818	$46,802
Plus: Amortization of intangibles, tax effected	4,264	4,435	1,497
Net income available to common shareholders before amortization of intangibles (non-GAAP)	$51,115	$59,253	$48,299

Return on average tangible common equity (ROTCE)	12.04%	13.77%	13.32%

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS (UNAUDITED)

(Dollars in thousands, except share data)

	As of & For Three Months Ended
	3/31/25	12/31/24	3/31/24
Operating Measures (4)
Net income (GAAP)	$49,818	$57,785	$49,769
Plus: Merger-related costs, net of tax	4,643	6,592	1,563
Plus: FDIC special assessment, net of tax	—	—	664
Less: (Loss) gain on sale of securities, net of tax	(81)	13	2
Adjusted operating earnings (non-GAAP)	54,542	64,364	51,994
Less: Dividends on preferred stock	2,967	2,967	2,967
Adjusted operating earnings available to common shareholders (non-GAAP)	$51,575	$61,397	$49,027

Operating Efficiency Ratio (1)(6)
Noninterest expense (GAAP)	$134,184	$129,675	$105,273
Less: Amortization of intangible assets	5,398	5,614	1,895
Less: Merger-related costs	4,940	7,013	1,874
Less: FDIC special assessment	—	—	840
Adjusted operating noninterest expense (non-GAAP)	$123,846	$117,048	$100,664

Noninterest income (GAAP)	$29,163	$35,227	$25,552
Less: (Loss) gain on sale of securities	(102)	17	3
Adjusted operating noninterest income (non-GAAP)	$29,265	$35,210	$25,549

Net interest income (FTE) (non-GAAP) (1)	$187,921	$187,039	$151,546
Adjusted operating noninterest income (non-GAAP)	29,265	35,210	25,549
Total adjusted revenue (FTE) (non-GAAP) (1)	$217,186	$222,249	$177,095

Efficiency ratio	62.90%	59.35%	60.72%
Efficiency ratio (FTE) (1)	61.81%	58.34%	59.44%
Adjusted operating efficiency ratio (FTE) (1)(6)	57.02%	52.67%	56.84%

Operating ROA & ROE (4)
Adjusted operating earnings (non-GAAP)	$54,542	$64,364	$51,994

Average assets (GAAP)	$24,678,974	$24,971,836	$21,222,756
Return on average assets (ROA) (GAAP)	0.82%	0.92%	0.94%
Adjusted operating return on average assets (ROA) (non-GAAP)	0.90%	1.03%	0.99%

Average equity (GAAP)	$3,183,846	$3,177,934	$2,568,243
Return on average equity (ROE) (GAAP)	6.35%	7.23%	7.79%
Adjusted operating return on average equity (ROE) (non-GAAP)	6.95%	8.06%	8.14%

Operating ROTCE (2)(3)(4)
Adjusted operating earnings available to common shareholders (non-GAAP)	$51,575	$61,397	$49,027
Plus: Amortization of intangibles, tax effected	4,264	4,435	1,497
Adjusted operating earnings available to common shareholders before amortization of intangibles (non-GAAP)	$55,839	$65,832	$50,524

Average tangible common equity (non-GAAP)	$1,721,647	$1,711,580	$1,458,478
Adjusted operating return on average tangible common equity (non-GAAP)	13.15%	15.30%	13.93%

Pre-tax pre-provision adjusted operating earnings (7)
Net income (GAAP)	$49,818	$57,785	$49,769
Plus: Provision for credit losses	17,638	17,496	8,239
Plus: Income tax expense	11,687	13,519	10,096
Plus: Merger-related costs	4,940	7,013	1,874
Plus: FDIC special assessment	—	—	840
Less: (Loss) gain on sale of securities	(102)	17	3
Pre-tax pre-provision adjusted operating earnings (non-GAAP)	$84,185	$95,796	$70,815
Less: Dividends on preferred stock	2,967	2,967	2,967
Pre-tax pre-provision adjusted operating earnings available to common shareholders (non-GAAP)	$81,218	$92,829	$67,848

Weighted average common shares outstanding, diluted	90,072,795	91,533,273	75,197,376
Pre-tax pre-provision earnings per common share, diluted	$0.90	$1.01	$0.90

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS (UNAUDITED)

(Dollars in thousands, except share data)

	As of & For Three Months Ended
	3/31/25	12/31/24	3/31/24
Mortgage Origination Held for Sale Volume
Refinance Volume	$10,035	$7,335	$5,638
Purchase Volume	33,733	42,677	31,768
Total Mortgage loan originations held for sale	$43,768	$50,012	$37,406
% of originations held for sale that are refinances	22.9%	14.7%	15.1%

Wealth
Assets under management	$6,785,740	$6,798,258	$5,258,880

Other Data
End of period full-time equivalent employees	2,128	2,125	1,745

(1)	These are non-GAAP financial measures. The Company believes net interest income (FTE), total revenue (FTE), and total adjusted revenue (FTE), which are used in computing net interest margin (FTE), efficiency ratio (FTE) and adjusted operating efficiency ratio (FTE), provide valuable additional insight into the net interest margin and the efficiency ratio by adjusting for differences in tax treatment of interest income sources. The entire FTE adjustment is attributable to interest income on earning assets, which is used in computing the yield on earning assets. Interest expense and the related cost of interest-bearing liabilities and cost of funds ratios are not affected by the FTE components.
(2)	These are non-GAAP financial measures. Tangible assets and tangible common equity are used in the calculation of certain profitability, capital, and per share ratios. The Company believes tangible assets, tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses. The Company believes tangible common equity is an important indication of its ability to grow organically and through business combinations as well as its ability to pay dividends and to engage in various capital management strategies.
(3)	These are non-GAAP financial measures. The Company believes that ROTCE is a meaningful supplement to GAAP financial measures and is useful to investors because it measures the performance of a business consistently across time without regard to whether components of the business were acquired or developed internally.
(4)
(4)
These are non-GAAP financial measures. Adjusted operating measures exclude, as applicable, merger-related costs, FDIC special assessments, and (loss) gain on sale of securities. The Company believes these non-GAAP adjusted measures provide investors with important information about the continuing economic results of the Company’s operations.

(5)	All ratios at March 31, 2025 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.
(6)	The adjusted operating efficiency ratio (FTE) excludes, as applicable, the amortization of intangible assets, merger-related costs, FDIC special assessments, and (loss) gain on sale of securities. This measure is similar to the measure used by the Company when analyzing corporate performance and is also similar to the measure used for incentive compensation. The Company believes this adjusted measure provides investors with important information about the continuing economic results of the Company’s operations.
(7)	These are non-GAAP financial measures. Pre-tax pre-provision adjusted earnings excludes, as applicable, the provision for credit losses, which can fluctuate significantly from period-to-period under the CECL methodology, income tax expense, merger-related costs, FDIC special assessments, and (loss) gain on sale of securities. The Company believes this adjusted measure provides investors with important information about the continuing economic results of the Company’s operations.
(8)	The prior period calculations exclude the impact of unvested restricted stock awards outstanding as of each period end; however, unvested shares are reflected in March 31, 2025 ratios.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	March 31,	December 31,	March 31,
	2025	2024	2024
ASSETS	(unaudited)	(audited)	(unaudited)
Cash and cash equivalents:
Cash and due from banks	$194,083	$196,435	$168,850
Interest-bearing deposits in other banks	236,094	153,695	225,386
Federal funds sold	3,961	3,944	2,434
Total cash and cash equivalents	434,138	354,074	396,670
Securities available for sale, at fair value	2,483,835	2,442,166	2,202,216
Securities held to maturity, at carrying value	821,059	803,851	828,928
Restricted stock, at cost	100,312	102,954	110,272
Loans held for sale	9,525	9,420	12,200
Loans held for investment, net of deferred fees and costs	18,427,689	18,470,621	15,851,628
Less: allowance for loan and lease losses	193,796	178,644	136,190
Total loans held for investment, net	18,233,893	18,291,977	15,715,438
Premises and equipment, net	111,876	112,704	90,126
Goodwill	1,214,053	1,214,053	925,211
Amortizable intangibles, net	79,165	84,563	17,288
Bank owned life insurance	496,933	493,396	455,885
Other assets	647,822	676,165	623,886
Total assets	$24,632,611	$24,585,323	$21,378,120
LIABILITIES
Noninterest-bearing demand deposits	$4,471,173	$4,277,048	$3,845,191
Interest-bearing deposits	16,031,701	16,120,571	13,433,244
Total deposits	20,502,874	20,397,619	17,278,435
Securities sold under agreements to repurchase	57,018	56,275	66,405
Other short-term borrowings	—	60,000	600,000
Long-term borrowings	418,667	418,303	391,319
Other liabilities	468,836	510,247	493,033
Total liabilities	21,447,395	21,442,444	18,829,192
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $10.00 par value	173	173	173
Common stock, $1.33 par value	118,823	118,519	99,399
Additional paid-in capital	2,280,300	2,280,547	1,782,809
Retained earnings	1,119,635	1,103,326	1,040,845
Accumulated other comprehensive loss	(333,715)	(359,686)	(374,298)
Total stockholders' equity	3,185,216	3,142,879	2,548,928
Total liabilities and stockholders' equity	$24,632,611	$24,585,323	$21,378,120

Common shares outstanding	89,340,541	89,770,231	75,381,740
Common shares authorized	200,000,000	200,000,000	200,000,000
Preferred shares outstanding	17,250	17,250	17,250
Preferred shares authorized	500,000	500,000	500,000

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands, except share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Interest and dividend income:
Interest and fees on loans	$271,515	$282,116	$234,600
Interest on deposits in other banks	2,513	5,774	1,280
Interest and dividends on securities:
Taxable	23,648	23,179	18,879
Nontaxable	8,160	8,135	8,156
Total interest and dividend income	305,836	319,204	262,915
Interest expense:
Interest on deposits	115,587	129,311	101,864
Interest on short-term borrowings	909	1,187	8,161
Interest on long-term borrowings	5,176	5,458	5,065
Total interest expense	121,672	135,956	115,090
Net interest income	184,164	183,248	147,825
Provision for credit losses	17,638	17,496	8,239
Net interest income after provision for credit losses	166,526	165,752	139,586
Noninterest income:
Service charges on deposit accounts	9,683	9,832	8,569
Other service charges, commissions and fees	1,762	1,811	1,731
Interchange fees	2,949	3,342	2,294
Fiduciary and asset management fees	6,697	6,925	4,838
Mortgage banking income	973	928	867
(Loss) gain on sale of securities	(102)	17	3
Bank owned life insurance income	3,537	3,555	3,245
Loan-related interest rate swap fees	2,400	5,082	1,216
Other operating income	1,264	3,735	2,789
Total noninterest income	29,163	35,227	25,552
Noninterest expenses:
Salaries and benefits	75,415	71,297	61,882
Occupancy expenses	8,580	7,964	6,625
Furniture and equipment expenses	3,914	3,783	3,309
Technology and data processing	10,188	9,383	8,127
Professional services	4,687	5,353	3,081
Marketing and advertising expense	3,184	3,517	2,318
FDIC assessment premiums and other insurance	5,201	5,155	5,143
Franchise and other taxes	4,643	3,594	4,501
Loan-related expenses	1,249	1,470	1,323
Amortization of intangible assets	5,398	5,614	1,895
Merger-related costs	4,940	7,013	1,874
Other expenses	6,785	5,532	5,195
Total noninterest expenses	134,184	129,675	105,273
Income before income taxes	61,505	71,304	59,865
Income tax expense	11,687	13,519	10,096
Net Income	$49,818	$57,785	$49,769
Dividends on preferred stock	2,967	2,967	2,967
Net income available to common shareholders	$46,851	$54,818	$46,802

Basic earnings per common share	$0.53	$0.61	$0.62
Diluted earnings per common share	$0.52	$0.60	$0.62

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS) (UNAUDITED)

(Dollars in thousands)

	For the Quarter Ended
	March 31, 2025			December 31, 2024
	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)
Assets:
Securities:
Taxable	$2,131,859	$23,648	4.50%	$2,187,887	$23,179	4.21%
Tax-exempt	1,255,768	10,329	3.34%	1,254,453	10,297	3.27%
Total securities	3,387,627	33,977	4.07%	3,442,340	33,476	3.87%
LHFI, net of deferred fees and costs (3)(4)	18,428,710	272,904	6.01%	18,367,657	283,459	6.14%
Other earning assets	292,281	2,712	3.76%	563,973	6,060	4.27%
Total earning assets	22,108,618	$309,593	5.68%	22,373,970	$322,995	5.74%
Allowance for loan and lease losses	(179,601)			(160,682)
Total non-earning assets	2,749,957			2,758,548
Total assets	$24,678,974			$24,971,836

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$10,316,955	$66,688	2.62%	$10,452,638	$74,408	2.83%
Regular savings	1,029,875	501	0.20%	1,028,661	569	0.22%
Time deposits (5)	4,715,648	48,398	4.16%	4,862,446	54,334	4.45%
Total interest-bearing deposits	16,062,478	115,587	2.92%	16,343,745	129,311	3.15%
Other borrowings (6)	525,889	6,085	4.69%	543,061	6,645	4.87%
Total interest-bearing liabilities	$16,588,367	$121,672	2.97%	$16,886,806	$135,956	3.20%

Noninterest-bearing liabilities:
Demand deposits	4,403,603			4,413,776
Other liabilities	503,158			493,320
Total liabilities	21,495,128			21,793,902
Stockholders' equity	3,183,846			3,177,934
Total liabilities and stockholders' equity	$24,678,974			$24,971,836

Net interest income (FTE)		$187,921			$187,039

Interest rate spread			2.71%			2.54%
Cost of funds			2.23%			2.41%
Net interest margin (FTE)			3.45%			3.33%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 21%.
(2)	Rates and yields are annualized and calculated from rounded amounts in thousands, which appear above.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $13.3 million and $13.7 million for the three months ended March 31, 2025 and December 31, 2024, respectively, in accretion of the fair market value adjustments related to acquisitions.
(5)	Interest expense on time deposits includes $415,000 and $775,000 for the three months ended March 31, 2025 and December 31, 2024, respectively, in amortization of the fair market value adjustments related to acquisitions.
(6)	Interest expense on borrowings includes $287,000 and $288,000 for the three months ended March 31, 2025 and December 31, 2024, respectively, in amortization of the fair market value adjustments related to acquisitions.